UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 31, 2012

Emmaus Life Sciences, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-53072	41-2254389
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

20725 S. Western Avenue, Suite 136, Torrance, CA 90501
(Address, including zip code, off principal executive offices)

Registrant’s telephone number, including area code    310-214-0065
____________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On June 1, 2012, Emmaus Medical, Inc., a wholly-owned subsidiary of Emmaus Life Sciences, Inc. (collectively, the “Company”), provided notice to Equities First Holdings, LLC (“EFH”) to terminate the Loan Agreement and Pledge Agreement dated June 9, 2011.   As a result of the termination, the Company forfeited the shares of third-party common stock assigned to EFH as collateral pursuant to the Pledge Agreement in full satisfaction of the Company's obligations.  The circumstances of the termination of the Loan Agreement and the Pledge Agreement are set forth below in this Form 8-K under Item 2.04, and are herein incorporated by reference.

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

    On June 9, 2011, the Company entered into a Loan Agreement and Pledge Agreement with Equities First Holdings, LLC, whereby the Company borrowed an aggregate of $841,728 in a non-recourse loan and pledged shares of third-party common stock as collateral. On May 31, 2012, the Company received notice from Equities First Holdings, LLC that there was a technical event of default based on a decrease of the fair market value of the pledged shares of third-party common stock below the loan to value ratio required pursuant to the terms of the Loan Agreement.  In order to cure the event of default, the Company could deposit additional cash funds of $66,562 or additional securities within five business days or the Company could choose to terminate the loan.  On June 1, 2012, according to the terms of the Loan Agreement, the Company provided notice to EFH to terminate the Loan Agreement and Pledge Agreement.   As a result of the termination, the Company forfeited the shares of third-party common stock assigned to EFH as collateral pursuant to the Pledge Agreement in full satisfaction of the Company's obligations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Emmaus Life Sciences, Inc.

Date: June 6, 2012

	By:	/s/ Peter Ludlum
	Name:	Peter Ludlum
	Title:	Chief Financial Officer